FOR IMMEDIATE RELEASE                       Contact:       John L. Hobey
September 15, 1999                                         William A. Crabtree
                                                           Neil F. Suffa
                                                           (804) 228-5600


            Open Plan Systems Announces Purchase of Founder's Shares

     RICHMOND, VIRGINIA - Open Plan Systems, Inc. (NMS:Plan) announced today that the Company and certain investors have agreed to purchase the 993,542 shares of Common Stock held by the Company's founder, Stan A. Fischer, at a price of $2.50 per share. The transaction will result in a net redemption by the Company of approximately 270,000 shares. The redemption will be funded by borrowings totaling approximately $300,000, and by the termination of several life insurance policies the Company has maintained under an agreement with Mr. Fischer to purchase the shares at his death. The thirteen investors, who include a number of the Company's executive officers and directors, will purchase the remaining 723,000 shares.

     John L Hobey, Chief Executive Officer, stated that, "We are pleased to announce the share repurchase and the transfer of stock ownership from Mr.
Fischer. This repurchase will not leverage the Company significantly and will increase book value per share. It should also have a positive effect on earnings per share."

     The company cautions readers that the statements contained herein regarding the company's future operations and earnings per share are forward-looking statements based upon management's current knowledge and assumptions about future events. Actual results may vary from those expressed herein. For a list of factors that could affect the company's results of operations or management's expectations, see the description of forward-looking and cautionary statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Form 10-KSB for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission. The company assumes no duty to update any of the statements in this release.

     Open Plan remanufactures and markets modular office work stations through a network of Company-owned sales offices and selected dealers. Work stations consist of movable panels, work surfaces, storage units, lighting and electrical distribution combined into a single integrated unit. The Company also distributes related products including seating and office furniture.